                                                                  Exhibit 10.6-B
                                                                  --------------


                                                                  EXECUTION COPY
                                                                  --------------


                             EMPLOYMENT AGREEMENT
                             --------------------

     EMPLOYMENT AGREEMENT, dated as of November 18, 1997 (this "Agreement") between VISTANA, INC., a Florida corporation (the "Company"), and CHARLES E. HARRIS ("Employee") (capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Section 13),


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company, through its Affiliates, is engaged in the business of timeshare or vacation ownership, development, sales and resort management, as well as the installation and management of voice, data and cable television systems, and related operations; and

     WHEREAS, the parties hereto desire to enter this Agreement upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth .

     2.   Position, Duties and Responsibilities.

          (a) Position. Employee's title and primary responsibilities are set forth on Schedule A attached hereto and incorporated herein by this reference.

          (b) Place of Employment. During the term of this Agreement, Employee shall perform the services required by this Agreement at the Company's place of business set forth on Schedule A attached hereto; provided, however, that the Company may at its discretion require Employee to travel extensively to other locations on the Company's business.

          (c) Other Activities. During the term of this Agreement, Employee shall be an employee of the Company and, except as provided in Schedule C attached hereto and incorporated herein by this reference, shall not be engaged in any other employment or business activities, shall devote Employee's full business time and effort to the Company and shall not serve as an officer or director of any public company, other than the Company. Notwithstanding the foregoing, Employee shall not be prohibited from investing or trading in stocks, bonds, commodities or other forms of passive investment, including real property (provided that such investments do not violate Section 10 hereof).

     3.   Term.

          (a) Effective Date. This Agreement shall become effective on November 18, 1997 (the "Effective Date").

          (b) Termination Date. The term of employment under this Agreement shall terminate upon the earliest to occur of the following events (the date specified in each such event is referred to as the "Termination Date"):

               (i) the fourth anniversary of the Effective Date; provided, however, that such period of employment may be extended by written agreement of the parties (it being understood that if Employee remains employed by the Company after the Termination Date described in this clause
     (i), such employment shall be "at-will" unless different terms are established in writing);

               (ii) the date upon which the Company terminates Employee's employment by the Company for Cause or without Cause (it being understood that the date of termination shall be the date upon which the Company provides Employee written notice of either such event);

               (iii)  the date of Employee's death;

               (iv) the date upon which the Company terminates Employee's employment by the Company as a result of Employee's Permanent Disability (it being understood that the date of termination shall be the date upon which the Company provides Employee written notice of such event); or

               (v) the date upon which Employee effects a Voluntary Termination (it being understood that the date of termination shall be the date upon which the Employee provides the Company written notice of such event).

          (c) Performance of Duties During Notice Period. In the event that either (i) the Company terminates Employee's employment by the Company pursuant to Section 3(b)(ii) hereof or (ii) Employee effects a Voluntary Termination pursuant to Section 3(b)(v), Employee, if requested by the Company, shall continue to render services hereunder to the Company for the 30-day notice period (or, if shorter, until the Termination Date), and shall, in such event, be paid the compensation and benefits hereunder for the remainder of such period.

          (d) Employment-At-Will/Employee Acknowledgement. Notwithstanding the term of this Agreement having a duration of four years and Sections 4(a) and (b) hereof relating to the annual salary and annual bonus to be paid to Employee during Employee's employment by the Company, nothing in this Agreement should be construed as to confer any right of Employee to be employed by the Company for a fixed or definite term. Subject to Section 8 hereof, Employee agrees that the Company may dismiss Employee under Section 3(b)(ii) without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of employment of the Company employees; or (ii) any statements made to Employee, whether made orally or contained in any document or instrument, pertaining to Employee's relationship with the Company. Notwithstanding anything to the contrary contained herein, Employee's employment by the Company is not for any specified term, is at-will and may be terminated by the Company pursuant to Section 3(b)(ii) at any time by delivery of the notice referred to therein, for any reason, for Cause or without cause, without any liability whatsoever, except with respect to the payments provided for in
Section 8.

          (e)  Termination Obligations.

          (i) Employee hereby acknowledges and agrees that all personal property and equipment, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company, furnished to or prepared by Employee in the course of or incident to Employee's employment, belongs to the Company and shall be promptly returned to the Company within 10 days after the Termination Date. Following the Termination Date, Employee will not retain any written or other tangible material containing any proprietary information of the Company.

          (ii) Effective as of the Termination Date, Employee shall be deemed to have resigned from all offices then held with the Company and from all offices and directorships then held with any Affiliate of the Company.

          (iii) The covenants and agreements of Employee contained in Sections 3(e), 9, 10, 11, 12 and 14(b) and (c) shall survive termination of Employee's employment by the Company and the termination of this Agreement.

          (f) Release. In exchange for the Company entering into the Agreement, Employee agrees that, at the time of Employee's resignation or termination from the Company, Employee will execute a release acceptable to the Company of all liability of the Company and its officers, shareholders, employees, directors and Affiliates to Employee in connection with or arising out of Employee's employment by the Company, except with respect to (i) any then-vested rights under the Company's Stock Plan, (ii) any amounts which may be payable to Employee pursuant to
Section 8 and (iii) any claims Employee may have pursuant to the Company's disability and workmen's compensation insurance policies (it being understood that the foregoing is not intended to provide Employee duplicative rights to those provided for in Section 8(c)(ii)).

     4.   Compensation.

          (a) Annual Salary. The Company shall pay to Employee an annual salary equal to the base salary set forth on Schedule B attached hereto and incorporated herein by this reference (the "Base Salary"). The Base Salary shall be in effect, on a pro-rated basis, from and after the Effective Date through December 31, 1997. For each calendar year during the term of this Agreement commencing with the 1998 calendar year, the Company shall pay Employee an annual salary (the "Adjusted Base Salary") determined by the Company's Board of Directors (or the Compensation Committee thereof); provided, however, that the Adjusted Base Salary shall be no less than the greater of (i) the Formula Salary specified in Schedule B attached hereto; and (ii) the product of (x) the Base Salary, multiplied by (y) a fraction, the numerator of which shall be the last Consumer Price Index figure published prior to the December 31st immediately preceding the beginning of such calendar year (the "Base Salary Adjustment Date") and the denominator of which shall be the most recent Consumer Price Index figure published prior to December 31, 1996; provided, further, however, in no event shall the Adjusted Base Salary, as so adjusted on such Base Salary Adjustment Date, be less than the Annual Salary for the preceding calendar year. The Base Salary and the Adjusted Base Salary shall be paid in equal installments, subject to all applicable withholding and deductions, in accordance with the usual payroll practices of the Company, but not less frequently than monthly.

          (b) Annual Bonus Amount. Employee shall be entitled to be paid an annual bonus amount (the "Annual Bonus Amount") in respect of each calendar year beginning with the 1998 calendar year as further specified and described on Schedule B attached hereto. The Annual Bonus Amount shall be deemed earned as of December 31 of the applicable calendar year and shall be due and payable, subject to all applicable withholding and deductions, within 31 days following the end of the calendar year to which such Annual Bonus Amount relates based upon the Company's good faith preliminary estimate thereof for such calendar year; provided, that upon certification by the Company's auditors of the Company's consolidated financial statements for such calendar year, the definitive Annual Bonus Amount for such calendar year shall be determined by the Company and the Company shall promptly pay to Employee (in the case the preliminary estimate resulted in an underpayment), or the Employee shall promptly repay to the Company (in the case the preliminary estimate resulted in an overpayment), the amount necessary to provide Employee with full payment of the definitive Annual Bonus Amount as finally determined in accordance with such audited consolidated financial statements for such calendar year.

     5. Fringe Benefits. During the term of this Agreement, Employee shall be entitled to all such employment benefits as may, from time to time, be made generally available to similar level management employees of the Company including, without limitation, stock-based incentive plans, pension or other retirement benefits, health, hospitalization and similar insurance and group or individual life insurance, and Employee's family shall be entitled to participate in the Company's medical and health insurance plans; provided, however, that such benefits and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of Employee to the availability or continuance of any such plan or arrangement. If additional rounds of stock options, restricted stock, stock appreciation rights or similar stock-based incentives are granted by the Company to its senior management employees, Employee shall participate in such grants with other senior management employees of the Company on a pro rata basis (determined in accordance with the options then held by the senior management employees as a group).

     6. Business Expenses. Except as otherwise provided herein, the Company shall pay, either directly or by reimbursement to Employee, such reasonable and necessary business expenses incurred by Employee, including travel and entertainment expenses (with accommodations and class of travel comparable to those made available to the Company's Chief Executive Officers), in the course of employment by the Company as are consistent with the Company's policies in existence from time to time. Such expenses shall include, but shall not be limited to, occupational license fees, membership dues in professional organizations, educational expenses, and subscriptions to professional journals.

     7. Vacation and Sick Leave. Employee shall be entitled to four weeks' paid vacation time, in the aggregate, per calendar year, and such paid sick leave as shall be authorized by the Company pursuant to the Company's written policies, as determined from time to time. Additionally, Employee may be entitled to additional paid vacation time to the extent that the operations and needs of the business permit as determined by the Company. All vacations shall be taken by Employee at such time or times as may be reasonably approved by the Company.

     8.   Compensation Upon Termination of Employment.

          (a) Expiration of Term. If Employee's employment by the Company is terminated as a result of the occurrence of the fourth anniversary of the Effective Date, the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) the Transition Payment set forth on Schedule B attached hereto (the "Transition Payment"), payable in 12-equal consecutive monthly installments, commencing with the first calendar month after the Termination Date.

          (b) Death. If Employee's employment by the Company is terminated as a result of the occurrence of Employee's death pursuant to Section 3(a)(iii), the Company shall pay Employee's estate (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) an aggregate of the Severance Amount set forth on Schedule B attached hereto (the "Severance Amount"), payable in 24 equal monthly installments of the amount set forth on Schedule B attached hereto (the "Monthly Severance Payment") commencing with the first calendar month after the Termination Date.

          (c) Permanent Disability. If Employee's employment by the Company is terminated by the Company as a result of the occurrence of Employee's Permanent Disability pursuant to Section 3(a)(iv), the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) the Monthly Severance Payment for the lesser of 24 months or the duration of such Permanent Disability; provided, however, that the amount of all payments of the Monthly Severance Amount shall be reduced by the sum of the amount, if any, payable to Employee at or prior to the time of any such payment under any disability benefit plan of the Company.

          (d) Termination by the Company for Cause. If Employee's employment by the Company is terminated by the Company for Cause pursuant to Section 3(b)(ii), Employee shall receive the compensation and other benefits expressly provided under this Agreement through the Termination Date.

          (e) Termination by the Company without Cause. If Employee's employment by the Company is terminated by the Company without Cause pursuant to
Section 3(b)(ii), the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) the Severance Amount, payable in 24 equal monthly installments of the Monthly Severance Payment commencing with the first calendar month after the Termination Date.

          (f) Termination by Employee for Good Reason. If Employee's employment by the Company is terminated by Employee for Good Reason pursuant to Section 3(b)(v), the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) the

Severance Amount, payable in 24 equal monthly installments of the Monthly Severance Payment commencing with the first calendar month after the Termination Date; provided, however, that if such termination of the Employee's employment for Good Reason results from a Voluntary Termination within 90 days after the consummation of a Change in Control, the Company shall pay Employee, in lieu of such amounts, the Change in Control Amount set forth in Schedule B attached hereto.

          (g) Termination by Employee without Good Reason. If Employee's employment by the Company is terminated by Employee without Good Reason pursuant to Section 3(b)(v), the Company shall pay Employee (i) the compensation and other benefits expressly provided under this Agreement through the Termination Date; and (ii) the Transition Payment, payable in 12-equal consecutive monthly installments, commencing with the first calendar month after the Termination Date.

          (h) Continuation of Health Insurance Coverage. At Employee's own expense, Employee and Employee's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

          (i) Right of Offset; Compliance with Covenants.

               (i) If the Employee's employment by the Company is terminated for any reason, Employee shall be entitled to the compensation and other benefits expressly provided under this Agreement, subject to the Company's right of offset for any amounts owed by Employee to the Company (or to any of its Affiliates).

               (ii) The continuing obligation of the Company to make the Monthly Severance Payment to Employee is expressly conditioned upon the Employee complying in all respects and continuing to comply in all respects with Employee's obligations under Sections 9, 10 and 11 hereof following the Termination Date.

     9.   Confidential Information and Ownership of Property.

          (a) Confidential Information. Employee agrees to use all Confidential Information solely in connection with the performance of services for or on behalf of the Company. Employee shall not, during the term of this Agreement, or at any time after the termination of this Agreement, in any manner, either directly or indirectly, (i) disseminate, disclose, use or communicate any Confidential Information to any person or entity, regardless of whether such Confidential Information is considered to be confidential by third parties, or
(ii) otherwise directly or indirectly misuse any Confidential Information; provided, however, that (y) none of the provisions of this Section 9 shall apply to disclosures made for valid business purposes of the Company or (z) that Employee shall not be obligated to treat as confidential any Confidential Information that (I) was publicly known at the time of disclosure to Employee; (II) becomes publicly known or available thereafter other than by means in violation of this Agreement or any other duty owned to the Company or any of its Affiliates by any person or entity; or (III) is lawfully disclosed to Employee by a third party. Notwithstanding the foregoing, Employee shall be permitted to disclose Confidential Information to the extent required to enforce Employee's rights hereunder in any litigation arising under, or pertaining to, this Agreement provided that Employee shall give prior written notice to the Company of any such disclosure so that the Company may have an opportunity to protect the confidentiality of such Confidential Information in such litigation.

          (b) Ownership of Property. Employee agrees that all works of authorship developed, authored, written, created or contributed to during the term of this Agreement for the benefit of the Company, whether solely or jointly with others, shall be considered works-made-for-hire. Employee agrees that such works shall be the sole and exclusive property of the Company (or its appropriate Affiliate) and that all right, title and interest therein or thereto, including all intellectual property rights existing or obtained in connection therewith, shall likewise be the sole and exclusive property of the Company (or its appropriate Affiliate). Employee agrees further that, in the event that any work is not considered to be work-made-for-hire by operation of law, Employee will immediately, and without further compensation, assign all of Employee's right, title and interest therein to the Company (or its designated Affiliate), its successors and assigns. At the request and expense of the Company, Employee agrees to perform in a timely manner such further acts as may be necessary or desirable to transfer, defend or perfect the Company's ownership of such work and all rights incident thereto.

     10. Covenant Not to Compete. Unless the Company's Board of Directors determines that any of the following conduct is in the Company's best interests, during the term of Employee's employment by the Company and for the Non-Compete Period, Employee shall not:

          (a) directly or indirectly for himself/herself or for any other person or entity engage, whether as owner, investor, creditor, consultant, partner, shareholder, director, financial backer, agent, employee or otherwise, in the business, enterprise or employment of owning, operating, marketing or selling a time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

          (b) directly or indirectly for himself/herself or for any other person or entity sell, or otherwise procure purchasers for, any time-share, vacation plan, vacation ownership or interval ownership project within the Territory; or

          (c) have any business (as owner, investor, creditor, consultant, partner, debtor or otherwise) or be employed in any capacity by a person or entity that is engaged, directly or indirectly, in (i) operating, or providing sales, marketing or development services to, a time-share, vacation plan, vacation ownership or interval ownership project within the Territory, or (ii) in an activity formed or entered into for the primary purpose of engaging in a time-share, vacation plan, vacation ownership or interval ownership business within the Territory; or

          (d)  [Intentionally Omitted]

          (e) directly or indirectly for himself/herself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any national enterprise having time-share, vacation plan, vacation ownership or interval ownership activities, including, without limitation, Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels and Resorts, Inc., Marriott International, Inc., Inter-Continental Hotels and Resorts, Inc., Promus Hotels, Inc., Fairfield Communities, Inc., Signature Resorts, Inc. or Vacation Break U.S.A., Inc. or any of their respective Affiliates; or

          (f) directly or indirectly for himself, herself or for any other person or entity pursue or consummate or otherwise interfere with any Existing Project; or

          (g) (i) directly or indirectly, for himself, herself, or any other person or entity, pursue, consummate or otherwise interfere with any Prospective Project or (ii) directly or indirectly for himself/herself or for any other person or entity become employed in any capacity by or otherwise render services in any capacity to any other person or entity (other than the Company and its Affiliates) described in clause (ii) of the definition of Prospective Project.

     Notwithstanding the foregoing, Employee may purchase stock as a stockholder in any publicly traded company, including any company engaged in the timeshare or vacation ownership business; provided, however, that Employee may not own (individually or collectively with Employee's family members, trusts for the benefit of Employee's family members and affiliates of Employee) more than 5% of any company (other than the Company).

          In light of the substantial remuneration provided to Employee hereunder and Employee's management position with the

Company, Employee hereby specifically acknowledges and agrees that the provisions of this Section 10 (including, without limitation, its time and geographic limits), as well as the provisions of Sections 9 and 11, are reasonable and appropriate, and that Employee will not claim to the contrary in any action brought by the Company to enforce such any of such provisions.

     11. Covenant Against Solicitation of Employees. During the term of Employee's employment by the Company and for the Non-Compete Period, the Employee shall not employ employees or agents or former employees or agents of the Company or its Affiliates or, directly or indirectly, solicit or otherwise encourage the employment of employees or agents or former employees or agents of the Company or its Affiliates; provided, however, that this restriction shall not apply to (i) former employees or agents who, as of the date of termination of Employee's employment by the Company, have not worked for any of the Company or its Affiliates during the twelve preceding months; or (ii) employees or agents or former employees or agents who, prior to Employee's employment by the Company, served as officers, directors, or employees of Synagen Capital Partners, Inc. or Allen C. Ewing & Co.

     12. Remedies For Breach. It is understood and agreed by the parties that no amount of money would adequately compensate the Company for damages which the parties acknowledge would be suffered as a result of a violation by the Employee of the covenants contained in Sections 9, 10 and 11 above, and that, therefore, the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief (without the need to post bond) to enforce the provisions of Sections 9, 10 or 11, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 12 shall survive the termination of this Agreement.

     13. Certain Defined Terms. For purposes of this Agreement the following terms and phrases shall have the following meanings:

     "Affiliate" means any person or entity who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person or entity (the term "control" for these purposes meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to act as or select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity).

     "Cause", with respect to the termination of Employee's employment by the Company, shall mean (a) the commission by Employee of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company);
(b) the commission by Employee of a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement; (c) the commission by Employee (other than in Employee's capacity as an agent of the Company) of a crime constituting a felony under applicable law (or a plea of nolo contendere in lieu thereof); (d) the exposure of the Company to any criminal liability substantially caused by the conduct of Employee which results in a material adverse effect upon the Company's business, operations, financial condition or results of operations or the exposure of the Company to any civil liability caused by Employee's unlawful harassment in employment; (e) any habitual absenteeism, gross negligence, bad faith, or willful misconduct by Employee in the performance of Employee's duties to the Company which such conduct results in a material detriment to the Company; or (f) Employee's habitual abuse of alcohol or any controlled substance or Employee's reporting to work under the influence of alcohol or a controlled substance (other than those for which Employee is taking under a current prescription).

     "Change in Control" means the occurrence of any one of the following events:

               (i) any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/ or assets of the Company shall be controlled by another corporation or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Controlling Shareholders, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors;

               (ii) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company and its Affiliates;

               (iii) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

               (iv) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Controlling Shareholders, shall become the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors.

     "Confidential Information" means all software, trade secrets, work products created by Employee for the Company or any of its Affiliates, know-how, ideas, techniques, theories, discoveries, formulas, plans, charts, designs, drawings, lists of current or prospective clients, business plans and proposals, current or prospective business opportunities, financial records, research and development, marketing strategies and programs (including present and prospective OPC locations and the terms of leases of similar arrangements) and reports and other proprietary information created or obtained by Employee for the benefit of the Company or any of its Affiliates during the course of employment by the Company.

     "Consumer Price Index" means the United States Department of Labor's Bureau of Labor Statistics' Consumer Price Index, All Urban Consumers, All Items, Orlando, Florida Area (1982-84 = 100), or the successor of such index (or if the index is not published for the Orlando, Florida area, a comparable index applicable to the Tampa, Florida or Jacksonville, Florida area or in the event they are not available, any other areas as may be reasonably determined by the Company).

     "Controlling Shareholders" means Raymond L. Gellein, Jr., Jeffrey A. Adler and JGG Holdings Trust, in each case together with their respective Affiliates, family members, former spouses (if applicable) and trusts for the benefit of any of the foregoing.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Project" means a time-share, vacation plan, vacation ownership or interval ownership resort or project which the Company or any of its Affiliates owns, operates or has commenced to develop, acquire or otherwise undertake as of the Termination Date.

     "Good Reason" shall mean the occurrence, without the express written consent of Employee, of any of the following events unless such events are substantially corrected within 30 days following written notification by Employee to the Company that Employee intends to effect a Voluntary Termination as a result of (i) a material alteration, reduction or diminution in Employee's duties or responsibilities or relocation from the Company's office described on Schedule A (Item No. 4) attached hereto; (ii) a material breach by the Company of any covenant, provision, term, condition, understanding or undertaking set forth in this Agreement; or (iii) a Voluntary Termination within 90 days after the consummation of a Change in Control (it being understood that a Voluntary Termination shall not be for Good Reason as a result of any personal or family reasons not otherwise set forth in this definition).

     "Non-Compete Period" shall mean the period commencing on the Termination Date and ending on (i) the first anniversary of the Termination Date in case of the termination of Employee's employment by the Company pursuant to Section 3(b)(i); or (ii) the second anniversary of the Termination Date in case of (w) the termination of Employee's employment by the Company for Cause pursuant to
Section 3(b)(ii), (x) the termination of Employee's employment by the Company without Cause pursuant to Section 3(b)(ii), (y) the termination of Employee's employment by Employee for Good Reason pursuant to Section 3(b)(v) and (z) the termination of Employee's employment by Employee without Good Reason pursuant to
Section 3(b)(v) (it being understood that if such termination of employment is due to a Voluntary Termination for Good Reason in respect of a Change in Control of which both Messrs. Raymond L. Gellein, Jr. and Jeffrey A. Adler have not approved, by vote in their capacities as directors of the Company or otherwise, then the Non-Compete Period shall not be applicable).

     "Permanent Disability" shall mean the inability of the Employee to perform substantially all Employee's duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either (i) a continuous period of six months or (ii) 180 days during any consecutive twelve-month period. The date of such Permanent Disability shall be (y), in the case of clause (i) above, the last day of such six-month period or, if later, the day on which satisfactory medical evidence of such Permanent Disability is obtained by the Company, or (z) in the case of clause (ii) above, such date as is determined in good faith by the Company. In the event that any disagreement or dispute arises between the Company and Employee as to whether the Employee has incurred a Permanent Disability, then, in any such event, Employee shall submit to a physical and/or mental examination by a competent and qualified physician licensed under the laws of the State of Florida who shall be mutually selected by the Company and Employee, and such physician shall make the determination of whether Employee suffers from any disability. In the absence of fraud or bad faith, the determination of such physician as to Employee's condition at such time shall be final and binding upon both the Company and the Employee. The entire cost of any such examination shall be borne solely by the Company.

     "Prospective Project" means (i) a prospective time-share, vacation plan, vacation ownership or interval ownership resort or project with respect to which Employee has been made aware or has been advised prior to the Termination Date that the Company or any of its Affiliates is considering developing or undertaking and (ii) any person or entity, including its respective Affiliates, with respect to which Employee has been made aware or has been advised prior to the Termination Date that the Company or any of its

Affiliates has commenced to evaluate or negotiate with in respect of any transaction involving (y) the acquisition by the Company or any of its Affiliates of all or a portion of such person or entity or its consolidated assets or (z) the acquisition by such person or entity (or its Affiliates) of all or a portion of the Company or its consolidated assets.

     "Territory" means the total geographic area located within a 150-mile radius of each Existing Project and each Prospective Project.

     "Voluntary Termination" shall mean the voluntary termination by Employee of Employee's employment by the Company by voluntary resignation or any other means (other than (i) death or Permanent Disability or (ii) simultaneous with or following termination for Cause or an event which if known to the Company at the time of such voluntary termination by Employee would constitute Cause).

     14.  Miscellaneous.

          (a) Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision was omitted.

          (b) Attorneys' Fees and Costs. In the event a dispute arises between the parties hereto and suit is instituted, the prevailing party or parties in such litigation shall be entitled to recover reasonable attorneys' fees and other costs and expenses from the non-prevailing party or parties, whether incurred at the trial level or in any appellate proceeding. For purposes hereof, the Company shall be deemed to have prevailed in any suit involving a breach or alleged breach by Employee of any of the covenants contained in Sections 9, 10 and 11 above if the Company prevails to any degree in such suit (even if such covenant or covenants are not enforced to the fullest extent otherwise sought by the Company).

          (c) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of any legal or equitable action arising under this Agreement, the venue of such action shall be exclusively within either the state courts of Florida located in Orange County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division, and the parties waive any other jurisdiction and venue.

          (d) Completeness of Agreement. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement, other than certain understandings with respect to certain provisions of the Old Agreement set forth in that certain letter dated the date hereof from the Employers (as defined in the Old Agreement) to Employee. No change or modification may be made to this Agreement except by instrument in writing duly executed by the parties hereto with the same formalities as this document.

          (e) Notices. Any and all notices or other communications provided for herein shall be given in writing and shall be hand delivered or sent by United States mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

          If to the Company:

          Vistana, Inc.
          8801 Vistana Centre Drive
          Orlando, Florida 32821
          Attn: President

          If to Employee:     at the address specified
                              in Schedule A attached hereto.

provided, however, that any of the parties may, from time to time, give notice to the other parties of some other address to which notices or other communications to such party shall be sent, in which event, notices or other communications to such party shall be sent to such address. Any notice or other communication shall be deemed to have been given and received hereunder as of the date the same is actually hand delivered or, if mailed, when deposited in the United States mail, postage prepaid, registered or certified, return receipt requested.

          (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, legal representatives, successors and permitted assigns.

          (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

          (h) Captions.   The captions appearing in this Agreement are inserted
only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

          (i) Additional Understandings.   Certain additional understandings
between the Company and Employee are set forth on Schedule C attached hereto and incorporated herein by this reference.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year set forth above.


                                       THE COMPANY:
                                       -----------

                                       VISTANA, INC., a Florida corporation



                                       By: /s/ Raymond L. Gellein, Jr.
                                           -------------------------------------
                                           Name:  Raymond L. Gellein, Jr.
                                           Title:  Chairman of the Board and
                                           Co-Chief Executive Officer



                                       By: /s/ Jeffrey A. Adler
                                           -------------------------------------
                                           Name:  Jeffrey A. Adler
                                           Title:  President and Co-Chief
                                           Executive Officer


                                       EMPLOYEE:
                                       --------



                                       /s/ Charles E. Harris
                                       -----------------------------------------
                                       Name:  Charles E. Harris

                                  SCHEDULE A
                                  ----------


     Employee Title and Primary Employment Responsibilities
     ------------------------------------------------------


1.   Employee Name and Address:  Charles E. Harris
                                 3339 Northglenn Drive
                                 Orlando, Florida  32806


2.   Employee Title:  Vice Chairman


3. Primary Employment Responsibilities: Employee shall serve as Vice Chairman of the Company. In such position, Employee shall assist at a senior executive level in formulating and implementing the Company's global business strategy, capital markets transactions, mergers and acquisitions, and investor relations policies and, to the extent mutually agreed upon by the Company and Employee, in managing or overseeing the Company's finance, legal and investor relations functions. Except as provided in Schedule C attached hereto, Employee shall devote his best efforts and substantially full business time and attention to the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the Board. The Company shall retain full direction and control of the means and methods by which Employee performs his services thereto. Both Employee and the Company agree that the nature and scope of Employee's responsibility and authority will be consistent with being Vice Chairman and a senior executive officer of a public company, as described in more detail herein. Employee shall report directly to Messrs. Raymond
     L. Gellein, Jr. and Jeffrey A. Adler (the "Executive Officers"), and the Executive Officers shall be generally available to Employee on a day-to-day basis.


4.   Place of Employment:  The Company's office located in Orlando, Florida.

                                  SCHEDULE B
                                  ----------

                             Employee Compensation
                             ---------------------


1.   Employee Name:  Charles E. Harris


2.   Base Salary:  $350,000


3. Formula Salary: Ninety-five percent (95%) of the annual salary payable for the applicable calendar year to the Chief Executive Officer of the Company or, if the Company then has more than one Chief Executive Officer, the Chief Executive Officer having the highest annual salary.


4. Annual Bonus Amount: Up to 60% of Adjusted Base Salary; Formula to approximate that of other senior executive officers; provided, however, that for each of the calendar years 1998 and 1999, the aggregate of Employee's Adjusted Base Salary and Annual Bonus Amount shall not be less than $500,000.


5. Severance Amount: The product of (i) the greater of (x) 120% of Employee's Adjusted Base Salary as of the Termination Date and (y) $500,000, multiplied by (ii) two.


6. Monthly Severance Payment: The quotient of (i) the Severance Amount determined in accordance with Item No. 5 above, divided by (ii) 12.


7. Transition Payment: The greater of (i) Employee's Adjusted Base Salary as of the Termination Date and (ii) $500,000.


8. Change in Control Amount: The product of (i) three, multiplied by (ii) the sum of (x) Employee's Adjusted Base Salary as of the effective date of the Change in Control and (y) the Annual Bonus Amount paid or payable to Employee for the calendar year immediately preceding the year in which the Change in Control occurs (or, if such amount is higher, the Annual Bonus Amount paid or payable to Employee for the calendar year in which the Change in Control occurs); plus, with respect to any portion of the Change in Control Amount, and any other amount which constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 (or any other amended or successor provision thereto) (including, without limitation, any amounts attributable to the value of stock options granted to Employee by the Company or by the Controlling Shareholders that became accelerated or vested as a result of such Change in Control), that is subject to the tax imposed pursuant to
     Section 4999 of the Internal Revenue Code of 1986 (or any other amended or successor provision thereto) (the "Excise Tax"), an amount (the "Gross-Up Amount") that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax to which the Gross-Up Amount is subject), is equal to the amount of the Excise Tax to which such Change in Control Amount, or other amount constituting an "excess parachute payment," is subject. For purposes of determining the amount of any Gross-Up Amount, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Employee on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                                  SCHEDULE C
                                  ----------

                           Additional Understandings
                           -------------------------


     During the term of Employee's employment under this Agreement, provided that such activities do not violate the provisions of Sections 9, 10 or 11 of this Agreement or interfere materially with Employee's performance of his obligations to the Company:

     1. Employee may, as his option and expense, maintain and perform the responsibilities of any or all of the following business relationships:

          (a) Member of the Board of Directors of Intellon Corporation;

          (b) General Partner of Ewing/Synagen Partners, Ltd., the sole General Partner of Ewing/Florida Bank Stock Fund, Limited Partnership;

          (c) Non-executive Chairman or member of the Board of Directors of Allen C. Ewing & Co., a registered broker-dealer;

          (d) Non-executive Chairman or member of the Board of Directors of Allen C. Ewing Financial Services, Inc., a holding company that owns the outstanding stock of Allen C. Ewing & Co. and Allen C. Ewing Mortgage and Realty, Inc.;

          (e) Chairman of the Board of Directors, President, and Chief Executive Officer of Synagen Capital Partners, Inc.;

          (f) Principal, controlling, or sole shareholder of Allen C. Ewing Financial Services, Inc. and Synagen Capital Partners, Inc. and any successor firms;

          (g) Active status licensee as a Series 7 - Registered Representative, Series 24 - General Securities Principal, and Series 63 - Uniform Securities Agent with Allen C. Ewing & Co. or another broker-dealer reasonably acceptable to the Company (and in such capacities, Employee shall have the right to receive commissions or other compensation from such firm for referrals or other business directed by him to such firm, provided that all such referrals and business are unrelated to the Company and its Affiliates); and

          (h) Active status licensee as an attorney with The Florida Bar and the District of Columbia Bar.

     2. To allow Employee to facilitate an orderly transition and withdrawal from his responsibilities as an executive officer and employee of such firms, Employee may, at his option and expense:

(a) for a period of up to three months following the effective date of this Agreement, serve as President and Chief Executive Officer of Allen C. Ewing Financial Services, Inc. and Allen C. Ewing & Co.; (b) for a period of up to nine months following the effective date of this Agreement, assist from time to time in advising clients of Allen C. Ewing & Co.; and (c) assist from time to time in resolving and responding to any follow-up questions or issues that may arise.

     In connection with the foregoing activities, Employee may, at his option and expense: (a) maintain at the Company's offices, separate telephone, fax, and computer lines and equipment and send and receive mail and express deliveries to facilitate communications relating to such activities; and (b) from time to time use the services of his executive assistant in performing such activities.

     Employee shall indemnify and hold harmless the Company, its Affiliates, and their respective directors, officers, and employees from and against any and all claims, losses, damages, and liabilities, and actions in respect thereof, arising directly or indirectly out of any of the foregoing business relationships and activities by Employee.

     On the Effective Date, the Company will grant Employee an option to purchase 180,000 shares of the Company's common stock pursuant to the Vistana Stock Plan at an exercise price per share equal to the closing price per share of the Company's common stock on the Effective Date on the NASDAQ National Market System. Employee understands that in the event that, at the Company's 1998 Annual Meeting of Shareholders, the Company's shareholders do not approve of an increase in the number of options available for grant under the Vistana Stock Plan, such grant of options shall be null and void for all purposes and in all respects; provided, however, that if the Company's shareholders do not so approve of the increase in the number of options available for grant under the Vistana Stock Plan, the Company will grant Employee an option to purchase 180,000 shares of the Company's common stock pursuant to the Vistana Stock Plan on such later date as such options are available for grant at an exercise price per share equal to the closing price per share of the Company's common stock on the NASDAQ National Market System on the date of grant. Subject to the foregoing, all grants of options will be made pursuant to an Option Agreement between Vistana and Employee (which shall be substantially similar in form to those Option Agreements currently in effect for other senior executives).



                                      C-2